Exhibit 1.1

Cemtrex (CETX) Announces Filing of S-3 Registration Statement

Farmingdale, NY – April 12, 2016 – Cemtrex Inc. (Nasdaq: CETX), announced today that it filed a S-3 shelf registration with the Securities and Exchange Commission (the “SEC”). Once declared effective by the SEC, Cemtrex may from time to time issue various types of securities, including common stock, preferred stock, debt securities and/or warrants, up to an aggregate amount of $10 million.

The shelf registration is intended to provide the Company additional flexibility to finance future business opportunities through timely and cost-effective access to the capital markets. Cemtrex intends to use the net proceeds from any offering for general corporate purposes, which may include, without limitation, repaying all or a portion of Cemtrex’s outstanding convertible notes coming due in the next several months.

The Company also entered into an equity distribution agreement for an At-the-Market (ATM) Offering with Chardan Capital Markets (“Chardan”), in which Chardan will act as the Company’s sales agent and/or principal, in an amount up to $2,996,000 of common stock, subject to the shelf registration becoming effective. Sales, if any, will be made in transactions that are deemed to be "at-the-market" offerings, including sales made by means of ordinary brokers' transactions on the NASDAQ Capital Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or as otherwise agreed to with the applicable sales agent.

Cemtrex’s CEO, Saagar Govil, commented, “The shelf registration is in line with Cemtrex’s anticipated growth and caps a pivotal year which saw the Company uplisted to NASDAQ and revenues surpass $50 Million for the first time in Cemtrex’s history. The shelf registration offers many options with much lower costs of capital compared to financing options available to OTC-traded companies. The At-the-Market Offering is one tool that may be employed to fund our anticipated growth, with the ancillary benefit of providing one option to repay all or a portion of Cemtrex’s outstanding convertible notes. Repaying the notes should serve to allay investor concerns that any note conversions might be followed by sales of the underlying shares.”

Any offer, solicitation or sale will be made only by means of the prospectus supplement and the accompanying prospectus. Current and potential investors should read the prospectus forming part of the registration statement, and the prospectus supplement relating to the ATM offering and other documents the company has filed with the SEC for more complete information about Cemtrex and the ATM offering program.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of Cemtrex’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About Cemtrex

Cemtrex, Inc. (NASDAQ:CETX) is a global, diversified industrial and manufacturing solutions company that provides a wide array of products and services to meet today’s technology challenges and is rapidly growing through acquisitions. Cemtrex provides: manufacturing services of advanced custom engineered electronics, industrial maintenance services, monitoring instruments for industrial processes and environmental compliance, and equipment for controlling particulates, hazardous pollutants, and Greenhouse gases used in carbon trading globally. www.cemtrex.com

Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

For further information, please contact:

Investor Relations
Cemtrex, Inc.
Phone: 631-756-9116
investors@cemtrex.com